Exhibit 10.1

ACCURIDE CORPORATION

PERFORMANCE SHARE UNIT AWARD AGREEMENT

ACCURIDE CORPORATION 2010 INCENTIVE AWARD PLAN

Name:	Grant: Performance Share Units
Address:

Grant Date:

Taxpayer	Performance Period:
Identification Number:

Signature:

Effective on the Grant Date, you have been granted Performance Share Units (the “Performance Units”) providing you the entitlement to receive a share of Accuride Corporation (the “Company” or “Accuride”) Common Stock (“Stock”) for each Performance Unit that is earned and vested, in accordance with the provisions of this Agreement and the provisions of the Accuride Corporation Amended and Restated 2010 Incentive Award Plan, as it may be further amended from time to time (the “Plan”), which is incorporated herein by this reference and made a part of this agreement.

The number of Performance Units indicated above represents a target number of shares of Stock that you may earn based upon satisfaction of the target Performance Goal (the “Target Award”).  The actual number of Performance Units earned and vested and, therefore, the number of shares of Stock which you will receive under this Agreement will be determined as follows:

[Insert performance vesting criteria.]

All Performance Units that are not earned at the end of the Performance Period shall be forfeited.

Except as provided in the next paragraph, in the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to earn or vest in your Performance Units, if any, will terminate effective as of the date of Termination of Service and your Performance Units will be automatically cancelled and forfeited under the Plan and any unvested Performance Units will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

In the event your Termination of Service is due to death or Permanent Disability following the first anniversary of the Grant Date, Performance Units shall be earned as if you remained employed through the last day of the Performance Period, provided, however, that the number of

Performance Units shall be reduced by multiplying such amount by a pro-rata factor determined by dividing the number of full months elapsed in the Performance Period through the date of Termination of Service by thirty-six (36).  “Permanent Disability” means that you are unable to engage in the activities required by your employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion.  In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

Upon a Change in Control, you will vest pro-rata in the Performance Units assuming Target performance and determined by dividing the number of full months elapsed in the Performance Period through the date of the Change in Control by thirty-six (36); provided however, the Administrator may, in its sole discretion, adjust your earned Performance Units based upon its view of your achievement of the Performance Goal to date immediately prior to the consummation of such Change in Control.

A share of Stock will be issued to you in payment of each Performance Units that is earned and vested as soon as practicable following the end of the Performance Period, but in no event later than seventy-five (75) days after, the end of the Performance Period.  Until Stock is issued in settlement of the Performance Units, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Stock by virtue of this Award.  You are not entitled to vote any shares of Stock by virtue of this Award.

The Performance Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Performance Units may be transferable by will or the laws of descent and distribution.

If you engage in any “Prohibited Activity,” any unvested Performance Units will be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received Stock in settlement of any Performance Units awarded pursuant to this Agreement, you must pay to the Company an amount equal to your “Performance Unit Gain.”  Your “Performance Unit Gain” is equal to the sum of (a) the gross sales proceeds of any such Stock that was previously sold plus (b) the closing market price per share of the Stock on the date it was distributed to you for any share of Stock which has not been sold.

For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•                  The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

•                  The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

•                  If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event arising from the vesting or receipt of the Stock upon settlement of the Performance Share Unit Award.  You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (iii) withholding from other compensation; or (iv) paying the amount of the tax withholding obligation directly to the Company in cash, provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph, unless you have previously made a written election during a period in which you were not prohibited from trading in the Company’s securities to pay such tax obligation directly to the Company in cash and have paid a reasonable estimate of such tax liability (as determined by the Company) in advance to the Company.

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.”  This award of Performance Units is not intended to provide for any deferral of compensation subject to Section 409A, since Stock will be issued in settlement of Performance Units as soon as the Performance Units vest and therefore is intended to qualify for the short-term deferral exception to Section 409A.

Under no circumstances may the time or schedule of receipt of Stock in settlement for Performance Units be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.  You do not have any right to make any election regarding the time or form of any payment.  This

Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Performance Unit Award is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of a Performance Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Performance Units or benefits in lieu of Performance Units in the future.  Future awards of Performance Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of Units and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its: